EXHIBIT 23B


                          Independent Auditors' Consent




The Board of Directors
Hennessy Advisors, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Hennessy Advisors, Inc. of our report dated November 2, 2001, with respect to the balance sheets of Hennessy Advisors, Inc. as of September 30, 2001 and 2000, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the November 21, 2002, registration statement (No. 333-66970) on Form SB-2 filed by Hennessy Advisors, Inc.


                                  /s/ KPMG LLP


San Francisco, California
August 14, 2002